UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 19, 2015

Commission	Registrant; State of Incorporation;	IRS Employer
File Number	Address; and Telephone Number	Identification No.

1-9513	CMS ENERGY CORPORATION (A Michigan Corporation) One Energy Plaza Jackson, Michigan 49201 (517) 788-0550	38-2726431

1-5611	CONSUMERS ENERGY COMPANY (A Michigan Corporation) One Energy Plaza Jackson, Michigan 49201 (517) 788-0550	38-0442310

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On November 19, 2015, the Michigan Public Service Commission (“MPSC”) issued an opinion and order (“Electric Order”) authorizing Consumers Energy Company (“Consumers Energy”) to increase its retail electric rates to produce approximately $130 million of annual revenue on and after December 1, 2015.  In addition, after the date of closing of Consumers Energy’s acquisition of the Jackson Power Plant, the Electric Order authorizes approximately $35 million of additional annual revenue to be collected.  On and after April 15, 2016, Consumers Energy’s retail electric rates will be reduced so that the annual increase in retail electric rates will be approximately $126 million higher than the retail electric rates charged today. The Electric Order was based upon a projected 2015-2016 test year and a 10.3% rate of return on common equity.

Consumers Energy had, under the provisions of Michigan law, previously self-implemented a retail electric rate increase effective in June 2015  in the annual amount of $110 million. The Electric Order requires Consumers Energy to file a report within 90 days regarding the amount of revenue collected during the self-implementation period and a proposed reconciliation with the final rates and rate design approved in the Electric Order.

The Electric Order contains a number of other findings, including but not limited to the denial of Consumers Energy’s requests for an Investment Recovery Mechanism and a Revenue Adjustment Mechanism.  The Electric Order approved the continued implementation of an advanced-metering opt-out tariff.

For more information and to obtain a copy of the Electric Order please visit the MPSC’s website at: http://efile.mpsc.state.mi.us (Case No. U-17735).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

CMS ENERGY CORPORATION

Dated: November 20, 2015	By:	/s/ Thomas J. Webb
Thomas J. Webb
Executive Vice President and
Chief Financial Officer

CONSUMERS ENERGY COMPANY

Dated: November 20, 2015	By:	/s/ Thomas J. Webb
Thomas J. Webb
Executive Vice President and
Chief Financial Officer